Exhibit 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: July 2, 2014

LISA O’DELL RAPUANO
LANE FIVE PARTNERS LP
LANE FIVE CAPITAL MANAGEMENT LP
LANE FIVE CAPITAL MANAGEMENT, LLC
LANE FIVE PARTNERS GP LLC

/s/ Lisa O’Dell Rapuano
Lisa O’Dell Rapuano, for herself, as the Managing Member of the IM GP (for itself and the Investment Manager) and as the Managing Member of the General Partner (for itself and the Fund)